Exhibit 99.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is made and entered into as of January 4, 2006, by and among, on the one hand, Sempra Energy, a California corporation ("SE"), Southern California Gas Company, a California corporation ("SoCalGas"), San Diego Gas & Electric Company, a California corporation ("SDG&E"), Sempra Generation (f/k/a Sempra Energy Resources), a California corporation ("Sempra Generation"), Sempra Energy Trading Corp., a Delaware corporation ("SET"), Sempra Energy Solutions, a California corporation ("SES"), Sempra Energy Power I, a California corporation ("SEP I"), and Sempra Energy Sales, L.L.C., a California limited liability company ("Sempra Energy Sales" and, collectively with SE, SoCalGas, SDG&E, Sempra Generation, SET, SES and SEP I, the "Sempra Parties"), and, on the other hand, Continental Forge Company, on its own behalf and on behalf of the plaintiff class for which it acts as a representative, Frank & Kathleen Stella, individually on their own behalf and on behalf of the plaintiff class for which they act as representatives, Douglas & Valerie Welch, individually on their own behalf and on behalf of the plaintiff class for which they act as representatives, Andrew & Andrea Berg, individually on their own behalf, doing business as Wavelength Hair Productions, and on behalf of the plaintiff class for which they act as representatives, Gerald J. Marcil, individually on his own behalf and on behalf of the plaintiff class for which he acts as a representative, John Clement Molony, individually on his own behalf and on behalf of the plaintiff class for which he acts as a representative, SierraPine, Limited, on its own behalf and on behalf of the plaintiff class for which it acts as a representative, City of Los Angeles, City of Long Beach, the City Attorney of Los Angeles and the City Attorney of Long Beach, each on behalf of the people of the State of California, United Church Retirement Homes of Long Beach, Inc., doing business as Plymouth West, on its own behalf and on behalf of the plaintiff class for which it acts as a representative, Long Beach Brethren Manor, on its own behalf and on behalf of the plaintiff class for which it acts as a representative, Robert Lamond, individually on his own behalf and on behalf of the plaintiff class for which he acts as a representative, THUMS Long Beach Company, on its own behalf, Mark & Susan Benscheidt, individually on their own behalf, doing business as Madera Wash Depot Countrywood Laundromat and on behalf of the plaintiff class which they act as representatives, Celina Martinez, individually on her own behalf and on behalf of the plaintiff class for which she acts as a representative, H & M Roses, Inc., on its own behalf and on behalf of the plaintiff class for which it acts as representative, Laurence Uyeda, individually on his own behalf and on behalf of the plaintiff class for which he acts as a representative, and Dan L. Older, individually on his own behalf and on behalf of the plaintiff class for which he acts as a representative (collectively the "Settling Claimants").

1. Definitions.

The following terms, whether appearing with initial capital letters or not, which are in addition to other terms with initial capital letters defined in the body of this Agreement or by the context in which they appear in this Agreement, have the following meanings when used in this Agreement:

1.1 "Actions" or "Civil Actions" means, collectively, the civil actions and class actions (the "Class Actions") described in Attachment C of this Agreement.

1.2 "Affiliate" means, with respect to a specified Person, any other Person that (a) directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person or (b) is a predecessor, successor or assign (including by merger or otherwise by operation of law) of such specified Person.

1.3 "Agreement" means this Settlement Agreement, its Attachments A through D, and any written amendments or modifications to this Settlement Agreement that are approved in writing in accordance with the terms of Paragraph 12.2 hereof.

1.4 "Allocation Agreement" means that certain agreement or agreements, by and among the Settling Claimants, pursuant to which the Settling Claimants, among other things, allocate the Consideration among the Settling Claimants.

1.5 "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. Section 101, et seq., as now in effect and as hereafter amended.

1.6 "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of California in which state government is not generally open for business to the public.

1.7 "Business Entity" means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, business association, firm, governmental agency or authority or other entity or organization of any type, including, without limitation, the Settlement Fund.

1.8 "CDWR" means the State of California Department of Water Resources, including, without limitation, the California Energy Resources Scheduling Division, and its successors and/or assigns.

1.9 "Claim" means any (a) right to payment or value, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (b) right to a legal or equitable remedy for breach of performance, whether or not such right to a legal or equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and/or (c) right granted by statute, regulation, common law or order of any agency or court not otherwise covered by clauses (a) or (b) above.

1.10 "Class" or "Classes" collectively means the classes certified (either previously by the Class Action Court or for settlement purposes only) and the new classes contemplated to be certified by this Agreement. Without limiting the foregoing, the "Classes" will in any event include any class previously certified by the Class Action Court, plus all individuals and entities in California who purchased Gas and/or Electric Power for their own use and not for resale or generation of Electric Power at any time from September 1996 to the date of this Agreement.

1.11 "Class Action Court" means the California Superior Court for the County of San Diego.

1.12 "Class Counsel" means the law firms of Astrella & Rice, P.C.; Baker, Burton & Lundy, P.C.; Engstrom, Lipscomb & Lack, P.C.; Girardi & Keese; M. Brian McMahon; O'Donnell, Shaeffer & Mortimer LLP; Michael J. Ponce; J. Tynan Kelly; Douglas A. Stacey; Zelle, Hofmann, Voelbel, Mason & Gette LLP; the Law Offices of Francis O. Scarpulla; Cooper & Kirkham, P.C.; the Furth Firm LLP; Lieff, Cabraser, Heimann & Bernstein, LLP; Krause & Kalfayan; the Mogin Law Firm P.C.; the Law Offices of Hoyt E. Hart; Finkelstein, Thompson & Loughran; and each of them.

1.13 "Class Plaintiffs" means the named plaintiffs in the Actions listed in Attachment C and the Class members and putative Class members they represent.

1.14 "Consideration" means, collectively, the consideration agreed to be given by the Sempra Parties pursuant to the terms of Paragraph 4 of this Agreement.

1.15 "Control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, a specified Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly through one or more intermediaries, (a) the power to elect, designate or otherwise cause the designation of a majority of the members of the board of directors or the equivalent governing body of such specified Person, or (b) legal or beneficial ownership of at least fifty-one percent (51%) of the Equity Interests of such Person. "Controlling" and "Controlled" have meanings correlative thereto. For purposes of this Agreement "beneficial ownership" shall have the meaning set forth in Rule 13d-3(a) as currently promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

1.16 "CPUC" means the California Public Utilities Commission, or its successor and/or assigns.

1.17 "Custodian" means any receiver, trustee, assignee, liquidator or similar official or Person under the Bankruptcy Code.

1.18 "Designated Representative" means, collectively, (a) the Settling Claimants, and each of them, or any other person selected by the Settling Claimants to act in such capacity, and (b) in the event of a monetization of Deferred Payments, as defined in Paragraph 4.1(g), or any future payments or Consideration of any kind under the Agreement, any assignee(s) of the Settlement Fund's rights in and to the Consideration, but only with respect to the rights, duties and obligations relating thereto.

1.19 "Electric Power" means electric energy and related products, including, without limitation, generation, capacity, transmission, trading, sale, and ancillary services such as regulation, spinning reserve, non-spinning reserve and replacement reserve.

1.20 "Equity Interest(s)" means (a) any capital stock, partnership interest, joint venture ownership interest, limited liability company membership interest, beneficial interest in a trust or similar Person, or any other equity, beneficial or ownership interest in another Person of whatever type or nature and (b) any securities, shares or rights representing, convertible into or exercisable for any of the foregoing described in clause (a) above, including, without limitation, any preemptive, subscription, acquisition or other outstanding right, option, warrant, conversion right, exercise right, stock appreciation right, redemption right, repurchase right, or similar right related to any of the foregoing described in clause (a) above.

1.21 "FERC" means the Federal Energy Regulatory Commission, or an agency or authority of the United States from time to time succeeding to its authority.

1.22 "Gas" means any natural gas or natural gas-related product or service.

1.23 "Investment Grade" means, with respect to a Person's non-credit enhanced, senior unsecured long-term debt, an investment grade credit rating by both Moody's Investor Services (i.e., Baa3 or higher) and Standard & Poor's Investment Advisor Services (i.e., BBB-or higher).

1.24 "Letter of Credit" means one or more irrevocable, standby letters of credit, each substantially in the form appended hereto as Attachment D, presentable at an office of the issuer located in the State of California and otherwise in form and content mutually acceptable to the Sempra Parties and Class Counsel, issued by a bank organized and operating under the laws of the United States or the State of California, a "foreign (other state) bank" (as defined in Section 139.5(a) of the California Financial Code), or a duly licensed branch of a "foreign (other nation) bank" (as defined in Section 139.4(b) of the California Financial Code) authorized to conduct banking operations in the State of California, whose non-credit enhanced, senior unsecured long-term debt, after giving effect to the issuance of the Letter of Credit, has a credit rating of at least A- from Standard & Poor's Investment Advisor Services or A3 from Moody's Investor Services.

1.25 "Liabilities" means any and all direct or indirect costs, expenses, actions, causes of actions, suits, judgments, controversies, damages, claims, indebtedness, obligations, commitments, deficiencies, guarantees, liabilities or demands of any nature, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, liquidated or unliquidated, matured or unmatured, contingent or direct, whether arising at common law, in equity, or under any statute, regulation or order, based in whole or in part upon any act or omission or other occurrence taking place on or prior to the date of this Agreement.

1.26 "Nevada Settlement Agreement" means that certain Settlement Agreement, dated as of January 4, 2006, by and among the Sempra Parties and the settling claimants named therein, its Attachment A, and any written amendments or modifications to such agreement that are approved in writing in accordance with its terms.

1.27 "Paragraph" means a numbered paragraph of this Agreement, unless otherwise noted, and all references to a Paragraph shall include all subparts or subparagraphs of that Paragraph.

1.28 "Parties" means the Sempra Parties and the Settling Claimants, individually and collectively, and their successors and assigns. Each of the Parties may be individually referred to herein as a "Party."

1.29 "Person" or "Persons" means an individual, trustee or Business Entity.

1.30 "Private Parties" means, collectively, the named plaintiffs in the Civil Actions, the named plaintiffs in their respective representative capacities in each of the Class Actions, and the members of the Classes.

1.31 "Released Claims" means any and all of the Claims released or waived pursuant to the terms of Paragraph 5 of this Agreement.

1.32 "Responsible Officer" means, with respect to any Person, the chief executive officer, the president, or the chief financial officer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

1.33 "Settlement Fund" means and refers to the settlement fund described in Paragraph

8.4 and elsewhere within this Agreement into which Consideration shall be deposited by the Sempra Parties from time to time as provided in Paragraph 4.1 of this Agreement.

1.34 "Subsidiary" means, as to any specified Person, (a) any Person the accounts of which are, or are required to be, consolidated with those of the specified Person's consolidated financial statements or (b) any Person that is Controlled by such specified Person.

2. RECITALS.

2.1 On September 25, 2000, class representative Continental Forge Company filed a class action complaint against the Sempra Parties, and other defendants, in the California Superior Court for Los Angeles County (Case No. BC 237336), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "Continental Forge Action"). The Continental Forge Action seeks (a) monetary damages, (b) injunctive relief, and (c) restitution and disgorgement by the Sempra Parties to the Class and the general public.

2.2 On December 13, 2000, class representative John Phillip filed a class action complaint against the Sempra Parties, and other defendants, in the California Superior Court for San Diego County (Case No. GIC 759425), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Electric Power markets (the "John Phillip Action"). The John Phillip Action seeks (a) monetary damages, (b) injunctive relief, and (c) restitution and disgorgement by the Sempra Parties to the Class and the general public.

2.3 On December 13, 2000, class representative John W.H.K. Phillip filed a class action complaint against the Sempra Parties, and other defendants, in the California Superior Court for San Diego County (Case No. GIC 759426), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "John W.H.K. Phillip Action"). John W.H.K. Phillip withdrew from this action and Douglas and Valerie Welch and Frank and Kathleen Stella replaced him as class representative. The John W.H.K. Phillip Action seeks (a) monetary damages, (b) injunctive relief, and (c) restitution and disgorgement by the Sempra Parties to the Class and the general public.

2.4 On December 18, 2000, class representatives Andrew and Andrea Berg, and Gerald J. Marcil filed a class action complaint against the Sempra Parties, and other defendants, in the California Superior Court for Los Angeles County (Case No. BC 241951), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "Berg Action"). John Clement Molony and SierraPine Limited later joined as class representatives. The Berg Action seeks (a) monetary damages, (b) injunctive relief, and (c) restitution and disgorgement by the Sempra Parties to the Class and the general public.

2.5 On March 20, 2001, the City of Los Angeles filed a complaint against the Sempra Parties, and other defendants, in the California Superior Court for Los Angeles County (Case No. BC 247125), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "City of Los Angeles Action"). The City of Los Angeles Action seeks (a) monetary damages, (b) injunctive relief, (c) restitution and disgorgement by the Sempra Parties, and (d) civil penalties.

2.6 On March 20, 2001, the City of Long Beach and class representatives United Church Retirement Homes, Long Beach Brethren Manor, and Robert Lamond filed a class action complaint against the Sempra Parties, and other defendants, in the California Superior Court for Los Angeles County (Case No. BC 247114), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "Long Beach Action"). The Long Beach Action seeks (a) monetary damages, (b) injunctive relief, (c) restitution and disgorgement by the Sempra Parties, and (d) civil penalties.

2.7 In February 2002, the Continental Forge Action, the John Phillip Action, the John W.H.K. Phillip Action, the Berg Action, the City of Los Angeles Action and the Long Beach Action, among others, were coordinated in the California Superior Court for San Diego County in the Natural Gas Anti-Trust Cases I, II, III and IV, JCCP 4221-00000 (sometimes referred to as JCCP 4221, 4224, 4226 and 4228).

2.8 On February 18, 2003, Continental Forge, Andrew and Andrea Berg, Gerald Marcil, the City Attorney of Long Beach, and the City Attorney of Los Angeles on behalf of the People of the State of California, the City of Los Angeles, the County of Los Angeles, the City of Long Beach, United Church Retirement Homes of Long Beach, Inc., Long Beach Brethren Manor, and Robert Lamond filed their First Amended Master Complaint (the "FAMC"). The FAMC expanded many of the putative classes to include consumers of natural gas and electricity in both Southern and Northern California and added an entirely new class of "Direct Access" electricity plaintiffs, designating SierraPine, Limited, as its putative class representative. On January 5, 2005, these Plaintiffs filed their Second Amended Master Complaint, expanding many of the factual allegations in the lawsuit.

2.9 On August 6, 2003, as modified by subsequent orders, the Superior Court of San Diego certified five classes of plaintiffs in the Natural Gas Anti-Trust Cases I, II, III and IV, JCCP 4221-00000 as follows:

(a) Non-Core Class: Businesses and entities who purchased natural gas in the spot market at the border and/or purchased gas under price formulas that incorporated or were linked with published index prices for natural gas from July 1, 2000 to July 31, 2001, excluding marketers of natural gas and purchasers of natural gas for the generation of electricity for the sole purpose of resale (the "Non-Core Natural Gas Class");

(b) Core Natural Gas Class: All core natural gas customers in Northern and Southern California, excluding those Southwest gas customers located in Southeastern California, but including the retail customers of SoCalGas, SDG&E or PG&E who purchased natural gas from July 1, 2000 to July 31, 2001 (the "Core Natural Gas Class");

(c) Electricity Class: All residential, business or wholesale purchasers of electricity in California from July 1, 2000 to August 6, 2003, from either SDG&E, Southern California Edison and/or PG&E who were not protected by a CPUC-enacted rate freeze or who were subject to a CPUC-enacted surcharge (the "Electricity Class"). The Electricity Class does not include any California municipalities or utility districts and/or the ratepayers served by those municipalities or utility districts;

(d) Direct Access Class: All residential, business, industrial and wholesale purchasers of electricity, who purchased their electricity through a direct access electric market other than through the California Power Exchange from July 1, 2000 to August 6, 2003 ("Direct Access Class"); and

(e) Long Beach Class: All residential and business customers of Long Beach's natural gas utility from July 1, 2000 to July 31, 2001 (the "Long Beach Class").

2.10 On October 5, 2004, THUMS Long Beach Company ("THUMS") filed a complaint against the Sempra Parties, and other defendants, in the California Superior Court for Los Angeles County (Case No. BC 247125), alleging that the Sempra Parties and others had committed antitrust violations and engaged in unfair competition in the California Gas markets (the "THUMS Action"). The THUMS Action seeks (a) monetary damages, (b) injunctive relief, (c) restitution and disgorgement by the Sempra Parties, and (d) civil penalties. The complaint in the THUMS Action was subsequently amended and the THUMS Action was coordinated into the Class Actions.

2.11 At various times, and in various courts around California as indicated in Attachment C, various cases involving class action claims for price reporting and other trade practices were filed, including Laurence Uyeda; H&M Roses Inc., et al. v. Centerpoint Energy, Inc., JCCP4221-00020, Mark & Susan Benscheidt, et al. v. AEP Energy Services, Inc., et al., JCCP4221-00021 and Dan Older, et al. v. Sempra Energy, et al., JCCP4221-00025. These and other cases were coordinated in the Superior Court of San Diego County, California. The plaintiffs have not yet moved for class certification in these coordinated cases.

2.12 Before commencing the Class Actions, and during the course of the litigation and settlement negotiations, Class Counsel conducted a thorough examination and evaluation of the relevant law and facts to assess the merits of their Claims and to determine how best to serve the interests of Class Plaintiffs and the Classes. In the course of their examination, Class Counsel have reviewed millions of pages of documents produced by the Sempra Parties and third parties, have participated in more than 100 depositions, and have conducted discussions with executives and counsel of the Sempra Parties. Class Counsel also have retained and consulted with experts concerning the facts discovered in this matter, the merits of Class Plaintiffs' Claims, and the defenses raised by the Sempra Parties. The other Settling Claimants, after extensive pre-trial discovery and investigation, likewise performed due diligence investigations to assess the merits of their respective Claims and the defenses raised by the Sempra Parties.

2.13 Based upon their discovery, investigation and evaluation of the facts and law relating to the matters alleged in the pleadings, Settling Claimants and Class Counsel have agreed to settle the Class Actions pursuant to the provisions of this Agreement, after considering such factors as (a) the substantial benefits to Class Plaintiffs and the Classes under the terms of this Agreement, (b) the substantial expense, burdens and uncertainties associated with continued litigation of the Claims and Actions, including the possibility of losing the Actions before the trial court or on appeal, and (c) the desirability of consummating this Agreement promptly, in order to benefit the Settling Claimants, the Class Plaintiffs and the Classes. The other individual, non-Class Settling Claimants, including THUMS Long Beach Company, the City of Los Angeles, City of Long Beach, the City Attorneys of Los Angeles and Long Beach, respectively, undertook a similar cost/benefit analysis before agreeing to the settlement set forth herein.

2.14 The settlement reflected in this Agreement has been reviewed by legal counsel, various consultants and experts retained by Class Plaintiffs, and Class Plaintiffs and Class Counsel each agree that this Agreement is fair, reasonable, and adequate because it provides substantial benefits to the Class, eliminates the risk of continued litigation and is in the best interests of the Classes.

2.15 The Sempra Parties expressly and vigorously deny any wrongdoing alleged in any of the Actions, including, without limitation, the Class Actions, and do not admit or concede any actual or potential fault, wrongdoing or liability in connection with any fact or Claim that has been or could have been alleged against them in any of the Actions, including, without limitation, the Class Actions. Nevertheless, the Sempra Parties consider it desirable for the Class Actions and the other Actions listed in Attachment C, to be settled, resolved, and dismissed at this time because such settlement will (a) confer substantial benefits on the Sempra Parties and its shareholders, including the avoidance of further expense and disruption of the management and operation of the business of the Sempra Parties due to the pendency and defense of the Class Actions and other Actions, (b) finally put Class Plaintiffs' claims and the other matters to rest, (c) avoid the substantial burdens and uncertainties associated with continued litigation of those claims, and (d) provide substantial benefits to the people of the State of California.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between and among the Parties as follows:

3. CLOSING PROVISIONS.

3.1 Closing. Consummation of the settlement contemplated by this Agreement (the "Closing") shall take place on the second Business Day following satisfaction of the conditions precedent set forth below in Paragraph 3.2, unless otherwise agreed to in writing by the Sempra Parties and the Designated Representative, at such place, on such date, and in such manner as the Designated Representative and Sempra Parties may mutually agree. The date upon which the Closing occurs shall be referred to herein as the "Closing Date." The releases and waivers set forth in Paragraph 5 shall only become effective upon the Closing. In addition, no Consideration shall be paid by the Sempra Parties to the Settlement Fund as set forth in Paragraph 4 until the Closing Date.

3.2 Conditions Precedent. The following conditions precedent shall be satisfied in full at or prior to the Closing:

(a) the Class Action Court shall have issued final orders approving the Agreement as fair and reasonable, and otherwise in compliance with the class action laws of their respective states, and all appeals (other than appeals solely with respect to attorneys' fees and costs that do not relate to approval of any provision of this Agreement) of such orders are final and the time for any appeals shall have lapsed;

(b) the Class Action Court shall have entered final judgments of dismissal with prejudice in favor of each of the Sempra Parties, and each of the Released Sempra Parties (as defined below) where applicable, as to each of the proceedings set forth on Attachment C, and any appeal is final and/or the time for any appeal (other than appeals solely with respect to attorneys' fees and costs that do not relate to approval of any provision of this Agreement) of such judgments shall have lapsed. Settling Claimants agree to deliver to the Sempra Parties a Request for Dismissal with prejudice for each Sempra Party in each Action listed in Attachment C, and the Sempra Parties agree to file each Request for Dismissal with prejudice within ten (10) days of receipt from Settling Claimants;

(c) the Parties shall have executed and delivered the full and final releases contemplated by Paragraph 5 of this Agreement and such releases shall be in full force and effect and shall not have been rescinded;

(d) Settling Claimants in the Class Actions shall have obtained a judicial determination pursuant to California Code of Civil Procedure Section 877.6, or other applicable provisions of law, that this Agreement was made in good faith, and such determination shall have become final and non-appealable. Settling Claimants in the Class Actions shall seek to have the hearing(s) on their request for such determination held prior to, or in conjunction with, the Final Settlement Hearing (as defined below);

(e) the Sempra Parties shall have deposited the initial cash payments required by Paragraph 4.1(a) in the Settlement Fund; provided, however, that in the event that any of the conditions precedent to the Closing shall not occur, the Sempra Parties shall have the absolute and unfettered right to obtain immediate return of all such payments theretofore made by the Sempra Parties;

(f) each Sempra Party shall have delivered to the Designated Representative a certificate signed by a Responsible Officer of such Sempra Party certifying that (i) the representations and warranties made by such Sempra Party in Paragraphs 7.1 and 7.3 of this Agreement are true and correct as of the Closing Date and (ii) all conditions precedent set forth in this Paragraph 3.2 applicable to such Sempra Party have been satisfied;

(g) each Settling Claimant, through the Designated Representative, shall have delivered to the Sempra Parties a certificate signed by such Settling Claimant, or such Settling Claimant's Responsible Officer or duly authorized representative if such Settling Claimant is not a natural person, certifying that (i) the representations and warranties made by such Settling Claimant in Paragraphs 7.1, 7.2 and 7.4 of this Agreement are true and correct as of the Closing Date and (ii) all conditions precedent set forth in this Paragraph 3.2 applicable to such Settling Claimant have been satisfied or waived;

(h) a Designated Representative Agreement shall have been executed by the Settling Claimants and delivered to the Sempra Parties; and

(i) all conditions precedent set forth in Paragraph 3.2(a) through (h) of the Nevada Settlement Agreement shall have been satisfied in full at or prior to the Closing; provided that the condition in this clause (i) may be waived in writing by the Sempra Parties.

3.3 Class Action Court Approval of Agreement. No later than ten (10) days after the date on which all Parties have executed this Agreement, Settling Claimants in the Class Actions shall apply to the Class Action Court for preliminary approval of this Agreement and entry of an order (the "Notice Order"), to be agreed upon by the Sempra Parties and Class Plaintiffs and approved by the Court. The Notice Order shall request, among other things as required by law:

(a) certification for settlement purposes only of the Class that will include (i) the classes previously certified by the San Diego Superior Court on August 6, 2003, as set forth in Paragraph 2.10 of this Agreement and (ii) all remaining individuals and entities in California who purchased Gas and/or Electric Power for their own use and not for resale or generation of Electric Power at any time from September 1996 to the date of this Agreement (the "Class"). The portion of the Class identified in Paragraph 3.3(a)(i) is not a new class. It previously received notice and opportunity to opt-out, and will therefore not have another opportunity to opt-out, but will receive notice and opportunity to object to the settlement at the Final Settlement Hearing.

(b) preliminary approval of the class settlement set forth in this Agreement; and

(c) approval of the dissemination to the Class of a settlement notice or notices, in a form to be agreed upon by the Sempra Parties and California Class Plaintiffs, which shall set forth the general terms of the class settlement contained in this Agreement and the date of the Final Settlement Hearing. The Sempra Parties and Class Plaintiffs shall propose to the Class Action Court that notice be provided by such methods as are agreed upon by the Sempra Parties and Class Plaintiffs.

The Settling Claimants in the Class Actions shall request that, after notice is given, the Class Action Court hold a hearing (the "Final Settlement Hearing") at which the Class Action Court shall determine whether to approve the settlement of the Class Actions as set forth herein as fair, adequate and reasonable to the Class, and enter a final judgment of dismissal with prejudice as to each of the Sempra Parties pursuant to this Agreement. The Settling Claimants and the Sempra Parties agree that the Sempra Parties shall not be responsible for paying any costs or fees in connection with any notice to any Class or Classes contemplated by this Agreement.

Solely for the purposes of the settlement of the Class Actions, the Sempra Parties agree to the certification of the Classes as defined above in Paragraph 3.3(a). In the event that this Agreement is terminated in whole or part or the Closing does not occur for any reason, the Sempra Parties do not waive and will not be deemed to have waived their rights to oppose any settlement class or move to decertify or appeal the certification of any of the Classes previously certified in the Class Actions. Under no circumstances may this Agreement be used as an admission or evidence concerning the appropriateness of class certification of any Class in the event that this Agreement is terminated in whole or part or the Closing does not occur for any reason. The Sempra Parties reserve the right to further oppose class certification and/or seek decertification, either before the Class Action Court or on any appeal, should the Agreement be terminated in whole or part or should the Closing fail to occur.

3.4 Effect of Class Disapproval and Opt-outs. If either (a) this Agreement and class settlement is not approved by any court or (b) if more than 1% (measured either by number of Class members, size of natural gas or electricity load, or dollar value of alleged damages) of the Class members of any Class not now certified that is encompassed or contemplated to be certified for settlement purposes by the Agreement, and/or any named plaintiff of any Class not now certified, opts out of the settlement or this Agreement ("Requests for Exclusion"), the Sempra Parties, at their sole option, shall have the right to terminate this Agreement, and any related agreements as to all Settling Claimants.

4. CONSIDERATION FOR AGREEMENT.

4.1 Consideration By Sempra Parties. To induce the Settling Claimants to give the releases described in Paragraph 5 of this Agreement, and to make the representations, warranties, covenants, and other agreements set forth herein, the Sempra Parties agree to the following:

(a) Cash Payments. The Sempra Parties agree to pay the following amounts (less attorneys' fees and costs as determined by the Class Action Court and awarded to class counsel):

(i) twelve million dollars ($12,000,000), payable to the City of Los Angeles, Department of Water and Power in eight equal annual installment payments;

(ii) six million dollars ($6,000,000), payable to the City of Long Beach in eight equal annual installment payments;

(iii) one hundred fifty-nine million four hundred thousand dollars ($159,400,000), payable to the Class in eight equal annual installment payments;

(iv) one hundred sixty-six million dollars ($166,000,000), payable to the Class in two equal annual installment payments; and

(v) four million dollars ($4,000,000), payable to THUMS Long Beach Company in eight annual installment payments as provided below.

In the case of all such installment payments pursuant to clauses (i) through (iii) above, the first installment payment shall be paid by the Sempra Parties to the Settlement Fund on the Closing Date and the remainder of the installment payments shall be paid by the Sempra Parties to the Settlement Fund on each successive anniversary of the Closing Date, until all such installment payments have been made. In the case of all such installment payments pursuant to clause (iv) above, the first installment payment shall be paid by the Sempra Parties to the Settlement Fund no later than thirty (30) Business Days after the Class Action Court shall have issued final orders approving the Agreement as fair and reasonable, and otherwise in compliance with the class action laws of their respective states, and the second and final installment payment shall be paid by the Sempra Parties to the Settlement Fund on the first anniversary of the date of the first installment payment pursuant to clause (iv) above. In the case of all such installment payments pursuant to clause (v) above, the first payment in the amount of one million four hundred thousand dollars ($1,400,000) shall be paid by the Sempra Parties to the Settlement Fund on the Closing Date and the remainder shall be paid by the Sempra Parties to the Settlement Fund in seven equal installments on each successive anniversary of the Closing Date, until all such installment payments have been made.
    (b) Unilateral Price Reduction Under the CDWR Contract

(i) Unless otherwise ordered by any regulatory authority or court of competent jurisdiction, SE will cause Sempra Generation to provide CDWR with a unilateral price reduction under that certain Energy Purchase Agreement, dated as of May 4, 2001, by and between the CDWR and Sempra Generation (as amended, the "CDWR Contract") in the form of a discount of four dollars and fifteen cents ($4.15) per megawatt-hour to the energy charge for deliveries effective on January 1, 2006 and continuing for the life of the CDWR Contract; provided, however, that this discount shall be reduced to account for any CDWR Arbitration Offsets (as defined below). Prior to the Closing, Sempra Generation will accrue the monthly discount amounts and, following the Closing, apply any accrued discounts (less any CDWR Arbitration Offsets), plus any current discount, to monthly energy charges under the CDWR Contract. Based on the expected volumes of energy to be delivered under the CDWR Contract from January 1, 2006 to the end of the contract, the potential value of the above discount, not taking into account the value of the CDWR Arbitration Offsets, if any, will result in an average discount of four million, three hundred and forty-eight thousand dollars ($4,348,000) per month or three hundred million dollars ($300,000,000) in the aggregate. Alternatively, in lieu of Sempra Generation continuing to provide the above discount under the CDWR Contract, SE may, at the end of any calendar month, elect to make a one time payment to the Settlement Fund equal to the present value of a monthly stream of payments of four million, three hundred and forty-eight thousand dollars ($4,348,000) over the then remaining term of the CDWR Contract, using an annualized discount rate of seven percent (7%), less any un-recovered CDWR Arbitration Offsets. Reductions to the discount to the monthly energy charge under the CDWR Contract to account for any CDWR Arbitration Offsets shall be applied up to the full amount of the otherwise applicable discount for each month (or any accrued discounts prior to Closing) until such time as the CDWR Arbitration Offsets have fully been recovered by the Sempra Parties or the last payment under the CDWR Contract has been made, whichever comes first.

(ii) For the purposes of this Agreement, "CDWR Arbitration Offsets" means the value, over an aggregate threshold amount of one hundred fifty million dollars ($150,000,000), of (A) any amounts that Sempra Generation has paid, is ordered to pay, or incurs with respect to any restitution, refund, compensatory damages or other monetary award arising out of any and all current or future arbitrations related to the CDWR Contract for contract interpretations that pre-date this Agreement and/or conduct that pre-dates this Agreement or is on-going as of the date of this Agreement, including, but not limited to: (1) California Department of Water Resources v. Sempra Energy Resources (American Arbitration Association Case No. 74 Y 198 00193 04 VSS), and (2) any and all other arbitrations relating to CDWR dispute letters, audit reviews, or other complaints, investigations or allegations raised by CDWR (all such current or future arbitrations collectively referred to as "CDWR Contract Arbitrations"), and (B) any reduction in future revenues or profits or increase in future costs under the CDWR Contract as a result of, that relates to or arises from, any CDWR Contract Arbitration, including, without limitation, those resulting from any injunction against, declaratory relief adverse to or other non-monetary imposition on Sempra Generation (including, without limitation, contract interpretations that would require changes in the way Sempra Generation is currently administering the CDWR Contract). The monetary value of any reduction in future CDWR Contract revenues or profits or increase in future costs as a result of a CDWR Contract Arbitration award, decision, settlement, or declaratory relief adverse to Sempra Generation shall be determined by the Sempra Parties and verified by experts selected by Class Counsel, and, if the Sempra Parties and such experts are not in agreement, submitted to arbitration subject to the provisions set forth in clause (iii) below, all of which shall be subject to confirmation by the Class Action Court. Any reductions in future revenues or profits or increase in future costs resulting from limitations on the delivery flexibility conceded by the Sempra Parties in Paragraph 4.1(c) below, shall not be deemed a CDWR Arbitration Offset and shall not count toward the one hundred fifty million dollars ($150,000,000) threshold amount.

(iii) Any arbitration conducted to resolve a dispute between the Sempra Parties and experts selected by Class Counsel pursuant to clause (ii) above shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by such Act, by the Commercial Arbitration Rules of the American Arbitration Association, except as may be modified by this Paragraph 4.1(b)(iii). The validity, construction, and interpretation of this Agreement to arbitrate shall be decided by the arbitrators. To the extent not addressed by the Commercial Arbitration Rules of the American Arbitration Association, all procedural aspects of the arbitration shall be decided by the Parties and, absent an agreement among the Parties regarding those procedural aspects, by the arbitrators. In deciding the substance of the Parties' positions, the arbitrators shall refer to the governing law. The arbitration proceeding shall be conducted in San Diego, California. Within thirty (30) days of the notice of initiation of the arbitration procedure, each party shall select one arbitrator. The two (2) arbitrators shall select a third arbitrator. The third arbitrator shall be a person who has over eight years professional experience in energy-related transactions and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. While the third arbitrator shall be neutral, the two Party-appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' decision that either of such arbitrators has past or present minimal relationships with the Party that appointed such arbitrator. The panel's decision shall be made by majority vote of the panel. A decision in writing signed by at least two of the panel's arbitrators shall set forth the panel's decision. To the fullest extent permitted by law, any arbitration proceeding and the arbitrators' decision shall be maintained in confidence by the Parties. All costs and expenses associated with the arbitration shall be borne equally by the Parties and Parties shall bear their own attorneys' fees.

(c) Unilateral Limitation on the Exercise of Sempra Generation's Delivery Flexibility under CDWR Contract. Unless otherwise ordered by any regulatory authority or court of competent jurisdiction, SE will cause Sempra Generation to limit the exercise of its delivery flexibility under the CDWR Contract such that all energy deliveries thereunder for the portion of the contract term commencing January 1, 2006 and continuing through the end of the contract term shall be made at SP15, Palo Verde, the Project Interconnection Points or any combination of the foregoing. For purposes of the preceding sentence, (i) "SP15" shall mean (A) during any period when the California Independent System Operator Corporation (the "Cal ISO") is not using a locational marginal pricing ("LMP") system for managing transmission congestion, any point on the transmission grid controlled by the Cal ISO within the Cal ISO congestion management zone currently designated as "SP15" ("SP15") and (B) during any period when the Cal ISO is using an LMP system for managing transmission congestion, the "EZ Gen Hub" established for SP15 or any other liquid trading hub developed by the Cal ISO and/or market participants based on SP15 (ii) "Palo Verde" shall mean the scheduling point of the Cal ISO currently designated as "Palo Verde" or "PV" and any of the electrical busses that currently comprise "Palo Verde" or "PV," including, but not limited to, the Hassayampa 500-kV bus; and (iii) "Project Interconnection Point" shall mean with respect to each of the generating facilities identified as a "Project" in the CDWR Contract, the point at which such Project interconnects with the interstate electric transmission grid (i.e., the Merchant 230-kV bus (for the El Dorado and Copper Mountain Projects), the Midway 230-kV bus (for the Elk Hills Project), the Hassayampa 500-kV bus (for the Mesquite Project), the Imperial Valley 230-kV bus (for the Mexicali Project)).

(d) Structural Changes to Utility Operations. SDG&E and SoCalGas shall adopt and abide by the structural changes to utility operations as set forth in Attachment A, unless otherwise ordered by any regulatory authority or court of competent jurisdiction.

(e) Structural Changes Regarding LNG and Gas Operations in Mexico. SE, through an appropriate Subsidiary, shall sell re-gasified LNG at a $0.02 per MMBtu discount from the California Border Index price as reflected in Attachment B. SE shall cause its applicable Subsidiaries to adopt and abide by the structural changes to LNG and gas-related operations in Mexico as set forth in Attachment B, unless otherwise ordered by any regulatory authority or court of competent jurisdiction.

(f) Attorneys' Fees and Costs. Any attorneys' fees and costs payable to Class Counsel shall be determined by the Class Action Court and shall be deducted from the cash payments set forth in Paragraph 4.1(a) as determined by the Class Action Court. In no event shall the Sempra Parties ever be responsible to pay any other attorneys' fees and costs payable to Class Counsel in connection with the Actions. The Settling Claimants agree that the Class Action Court may reduce attorneys' fees and costs on a pro rata basis, in the event that CDWR Arbitration Offsets reduce the discounts provided by Sempra Generation under the CDWR Contract as provided in Paragraph 4.1(b).

(g) Prepayments. The Sempra Parties, in their sole and absolute discretion, may prepay any future installment payments contemplated by Paragraph 4.1(a) of this Agreement ("Deferred Payments") or any other Payments as may be called for by this Agreement, in full or in part, at any time following the first anniversary of the Closing Date without penalty or premium and at a discount rate of seven (7) percent.

(h) Treatment of Partial Prepayments. Partial prepayments of the Deferred Payments shall reduce the remaining nominal balance of the Deferred Payments by adjusting all remaining annual installment payments on an equal and proportionate basis to reflect the partial prepayment. No partial prepayment will change the due date of any subsequent Deferred Payments unless agreed to in writing by the Parties.

4.2 Consideration by Settling Claimants. To induce the Sempra Parties to give the Consideration described in this Agreement, and to make the representations, warranties, covenants, and other agreements set forth herein, each Settling Claimant, collectively and for itself, agrees to:

(a) give the Released Sempra Parties the waivers and releases applicable to it described in Paragraph 5 of this Agreement;

(b) dismiss all Actions in Attachment C, with prejudice;

(c) cooperate with the Sempra Parties (and to the extent applicable, the Released Sempra Parties) as more fully set forth in this Agreement; and

(d) satisfy all other terms and conditions contemplated by this Agreement.

4.3 Manner of Payment. All Payments and prepayments of cash Consideration contemplated by Paragraph 4.1(a) made on or after the Closing, subject to the payment dates contemplated by this Agreement, shall be made in immediately available funds to the Settlement Fund account or account(s) designated by the Designated Representative in writing and approved by the Class Action Court in lawful currency of the United States of America.

4.4 Acknowledgement. The Parties understand and acknowledge that (a) all Consideration payments made hereunder represent payment for alleged damages, overcharges, and/or restitution, and (b) no part of the Consideration under this Agreement is made in settlement of an actual or potential liability for a fine or penalty (civil or criminal), in settlement of an actual or potential liability for punitive damages, or the cost of, or in lieu of the cost of, a tangible or intangible asset.

4.5 Settlement Expenses. Settling Claimants shall pay any and all attorneys' fees, costs and expenses of administration related to the settlement described in this Agreement, any of the underlying Actions and any notice of the proposed settlement pursuant to a notice program approved by the Class Action Court.

5. RELEASES, WAIVERS AND RELATED AGREEMENTS.

5.1 Releases by Settling Claimants. As of the Closing Date, the Settling Claimants, and each of them, on behalf of themselves (and, where applicable, each and all members of the Classes they represent) forever waive, release, discharge and acquit the Sempra Parties, and each of them, as well as the Sempra Parties' officers, directors, shareholders, Subsidiaries, past Subsidiaries, Affiliates, past Affiliates, partners, members, agents, attorneys, assigns, beneficiaries, employees, heirs, insurers, predecessors, successors and other professional persons (the "Released Sempra Parties"), directly or indirectly, derivatively, on their own behalf, on behalf of any Class or on behalf of any other person or entity they represent, from any and all actions, causes of action, obligations, costs, damages, losses, Claims, Liabilities, restitution, and/or demands of whatsoever character, whether known or unknown, accrued or unaccrued, arising out of or relating in any way to:

(a) natural gas, natural gas pipeline capacity and/or electric power or transmission, the price or supply of natural gas, natural gas pipeline capacity and/or electric power or transmission, and/or any act, omission, or transaction concerning or relating to natural gas, natural gas pipeline capacity and/or electric power or transmission, including, without limitation, the purchase, sale, contracting for, scheduling, allocation, transportation, bidding, trading, reporting, marketing, transmission, generation, production, and/or withholding of natural gas, natural gas pipeline capacity and/or electric power, based in whole or in part on any alleged act, omission, fact, matter, transaction or occurrence between September 1996 and the date of this Agreement;

(b) all natural gas and electricity issues relating to the California energy crisis;

(c) the transactions and related events that lead to SE's formation and approval; and

(d) any alleged Claim, act, omission, fact, matter, transaction or occurrence alleged in, or at issue in, any Action identified in Attachment C.

Any and all actions, causes of action, obligations, costs, damages, losses, Claims, Liabilities, restitution, and/or demands that are waived, released, discharged and acquitted by this Paragraph 5.1 are referred to herein as "Released Claims." Without limiting the generality of the forgoing, Released Claims shall further expressly include: (i) any violations or claimed violations of any rules, regulations, orders or protocols of any U.S. state or federal agency or Mexican agency having or claiming to have regulatory authority over any conduct that is the subject of any of the above Released Claims including, without limitation, the Natural Gas Act, the Natural Gas Policy Act of 1978, and the Federal Power Act and/or any rules, regulations, tariffs, protocol or orders promulgated thereunder; (ii) any Claims for refunds, contract reformation or any other relief, any federal or state antitrust Claims, any Claims under California Business & Professions Code Section 17200 et seq. or other unfair competition or consumer protection statutes or laws of any state, and any other representative, taxpayer, and class Claims; (iii) any and all acts, omissions, facts, matters, transactions, occurrences, and oral or written statements and representations made or allegedly made in connection with, or directly or indirectly relating to, this Agreement or the settlement of the Actions; and (iv) any and all Claims for attorneys' fees, costs or disbursements in connection with or related in any manner to any of the Actions, settlement of the Actions, the administration of such settlement and/or the Released Claims, except to the extent otherwise specified in this Agreement.

5.2 Limitations on and Exclusions from Releases. Notwithstanding anything to the contrary contained herein:

(a) Bodily Injury and Property Damage Claims of Class Members. This Agreement does not release Claims that any Class member, other than a Settling Claimant on behalf of himself, herself or itself, may have against the Sempra Parties or Released Sempra Parties for bodily injuries or physical damage to real or personal property.

(b) Contract-Based Claims of Private Parties or Class Members. This Agreement does not release Claims that any Class Plaintiff or Class member, or their respective predecessors, successors, assigns, Affiliates or Subsidiaries, may have against any Sempra Party or Released Sempra Party based solely on the performance or non-performance of the Parties under a contract or franchise agreement between the Parties. However, no such contract performance-based Claim or franchise agreement-based Claim between such Parties shall rely upon or be based upon a claim or defense that any of conduct or matters either (i) wrongfully or improperly influenced or otherwise affected the rate, price or service under the applicable contract and/or (ii) extinguished, diminished or otherwise modified the obligations of the Parties under the applicable contract. To the extent any such contract-based Claims would otherwise rely upon any conduct or matters contemplated in Paragraph 5.2(b)(i) and (ii), Settling Claimants hereby waive, release and extinguish such Claims by this Agreement.

(c) No Release Between Settling Claimants. Nothing in this Agreement shall constitute or be construed as a release of any Claim or Liability as between any Settling Claimant and any other Settling Claimant.

(d) On-Going and Future Proceedings Against Third-Parties. Nothing in this Agreement shall restrict the ability of any Settling Claimants, Class Plaintiffs or Class members or their respective predecessors, successors, assigns, Affiliates or Subsidiaries to continue to participate in any existing proceeding, or to bring or participate in any future proceeding, that does not include Released Claims against any Sempra Parties or Released Sempra Parties.

5.3 Additional Release Related Provisions.

(a) Retraxit. None of this Agreement, the releases provided herein, any judgment entered thereon, and any dismissal with prejudice entered pursuant to this Agreement shall constitute or be construed as a retraxit.

(b) Specific Limit of Waivers. Notwithstanding anything herein to the contrary, nothing in this Agreement shall constitute a limitation on, or waiver of, any right to enforce any obligation or pursue any remedy specifically provided for in this Agreement.

(c) No Third Party Beneficiaries of Releases. No parties other than the Sempra Parties and the Released Sempra Parties shall be entitled to the benefits of, or entitled to enforce, the releases provided for in this Agreement.

(d) Fairness of Settlement and Releases. The Parties agree that this Agreement and the releases and waivers in this Agreement are fair and reasonable and adequate to provide complete satisfaction of the interests of the Settling Claimants and the Classes they represent, including full and adequate restitution of any allegedly unjust gains or allegedly improper overcharges obtained by the Released Sempra Parties, or any of them, for the Released Claims.

(e) Section 1542 Waiver. Except for unknown Claims expressly preserved in Paragraph 5.2, each Settling Claimant expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to Claims which the Settling Claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other party. In particular, but without limitation, the Settling Claimants, and each of them, expressly understand the provisions of California Civil Code Section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Settling Claimant hereby agrees that (i) the provisions of California Civil Code Section 1542 are hereby knowingly and voluntarily waived and relinquished, and (ii) the provisions of all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction, to the extent that they are found to be applicable herein, also are hereby knowingly and voluntarily waived and relinquished. Notwithstanding the foregoing waiver of California Civil Code Section 1542, each Settling Claimant acknowledges that the releases set forth in this Agreement are specific to the matters set forth in the releases and are not intended to create general releases as to all claims, or potential claims, between the releasing and released Parties.

(f) Other Unknown Claims. In connection with the releases contained herein, each Settling Claimant acknowledges that it is aware that it may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the intention of each Settling Claimant in executing this Agreement to fully, finally and forever settle and release all such matters, (except those listed in Paragraph 5.2) and all Claims relating thereto, which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted), in accordance with the releases contained herein.

(g) Essential Terms. All Parties hereby expressly agree and acknowledge that each of the releases contained herein constitutes an essential term of this Agreement and that the Agreement shall be null and void if any release shall not be approved or shall be deemed ineffective.

(h) Attorneys' Fees and Costs. The Parties stipulate and agree that the Consideration being provided by the Sempra Parties pursuant to this Agreement is inclusive of, and constitutes full payment of, any claim for attorneys' fees and costs, specifically including the cost of any class notice and all claims administration expenses in any class action impacted by this Agreement, and the Settling Claimants hereby waive and release any and all further Claims for attorneys' fees or costs, statutory or otherwise, related in any way to disputes pre-dating this Agreement or related to the Parties' entry into, and any required court approvals of, this Agreement.

(i) Negotiation of Releases. Each of the Parties acknowledges and agrees that the various releases in this Agreement were individually negotiated with the various releasing parties under such releases and that such releases should be interpreted individually in the context of this Agreement without regard to other releases herein.

(j) Breaches of Agreement. The Parties expressly understand that both direct and indirect breaches of the provisions of this Agreement are proscribed. Therefore, the Settling Claimants covenant that each will not institute or prosecute, directly or indirectly, any action or other proceeding based in whole or in part upon their respective Claims released by this Agreement, except as expressly permitted in Paragraph 5.2 of this Agreement.

6. DISMISSALS, TERMINATIONS, AND RELATED ACTIONS.

6.1 Class Actions. Class Plaintiffs and Class Counsel shall seek and obtain from the Class Action Courts, as a condition precedent to Closing, a final and non-appealable Order and Judgment which shall, among other things, (a) approve this Agreement as fair, reasonable, and adequate and find that it satisfies any other conditions required by applicable law, and (b) dismiss the Class Actions as to the Sempra Parties with prejudice, as set forth above in Paragraph 3.2, effective as of the Closing Date. The contents of each such filing shall be consistent with the terms and conditions of this Agreement.

6.2 Individual Actions. Counsel for the City of Los Angeles, the City of Long Beach, THUMS Long Beach Company and any other individual (non-class) Settling Claimants settling Actions listed in Attachment C shall seek and obtain, as a condition precedent to this Agreement becoming effective, a final and non-appealable Order and Judgment which shall, among other things, dismiss the Actions as to the Sempra Parties with prejudice, as set forth above in Paragraph 3.2, effective as of the Closing Date. The contents of each such filing shall be consistent with the terms and conditions of this Agreement.

6.3 Tolling. The Parties agree that the time between the date hereof and the date on which the Closing occurs, or the date on which this Agreement is terminated as provided in Paragraph 10 hereof, shall not be counted or utilized by a Party hereto in determining the date of the running of any statute of limitations or mandatory dismissal statute, or the applicability or viability of any laches defense, estoppel defense, waiver defense, and/or bar date, and/or any other similar legal or equitable defense, denial or objection, regarding the Released Claims or any of the Actions.

6.4 Stay of Actions Generally. The Parties agree to seek a stay of all Actions as to the Sempra Parties and Released Sempra Parties pending the Closing, at which time the Actions will be dismissed, except as may be necessary to consummate this Agreement; provided, however, that the foregoing stipulation shall not preclude Settling Claimants from making filings required by this Agreement or any Party hereto from seeking relief from Persons other than the Released Sempra Parties, to the extent permitted by law, or from continuing its participation in such proceedings or any other proceedings pending the Closing.

6.5 Immediate Stay of Class Actions and Discharge of Jury: The Parties in the Class Actions and other Actions listed in Attachment C agree to seek an immediate stay of the Actions upon execution of this Agreement, and further agree that the jury may be immediately discharged in the Actions upon the filing of a motion for preliminary approval of this Agreement in the Class Action Court, or earlier by stipulation of the Parties if approved by the Class Action Court. In the event this Agreement is terminated pursuant to Paragraph 10 or the Closing fails to occur for any reason, all Parties will be put back into a position substantially the same as the one they were in immediately before the execution of this Agreement. Should a resumed trial be necessary, the Parties will request a scheduling conference with the San Diego Superior Court to request a reasonable schedule for any renewed proceedings. The Parties expressly agree that the Stipulation and Order Regarding Initial Trial entered in the Class Action (the "Stipulation") shall remain in full force and effect in the new trial or any later proceeding, unless otherwise agreed in writing by the Sempra Parties.

6.6 Essential Terms. All Parties hereby expressly agree and acknowledge that dismissal of each of the Actions listed in Attachment C to the extent set forth in this Agreement constitutes an essential term of this Agreement and that, if any of the Actions are not dismissed in accordance with this Agreement, the Agreement shall be null and void and of no further effect, with all rights, duties and obligations of the Parties thereafter restored as if this Agreement had never been executed.

7. REPRESENTATIONS AND WARRANTIES.

7.1 All Parties. Each of the Settling Claimants represents and warrants to the Sempra Parties, as to itself and to members of the class it represents, and each Sempra Party represents and warrants to the Settling Claimants, in each case as of the date hereof, and as of the Closing Date, as follows:

(a) the recitals with respect to it set forth in Paragraph 2 of this Agreement are true and accurate in all respects;

(b) it has the full power and authority to execute and deliver this Agreement and the other documents and agreements provided for herein to be executed and delivered by it in accordance with applicable law (the "Ancillary Documents"), on behalf of itself, its company, Class members, citizenry, and/or government, and to perform all transactions, duties and obligations set forth herein and therein;

(c) it has taken all necessary actions duly and validly to authorize the execution and delivery of this Agreement and the Ancillary Documents and the performance of the transactions contemplated hereby and thereby;

(d) it has authorized and directed its respective attorneys to have such papers executed and to take such other action as is necessary and appropriate to effectuate the terms of this Agreement;

(e) it has duly and validly executed and delivered this Agreement and, on the Closing Date, will have duly and validly executed and delivered the Ancillary Documents to be executed and delivered by it;

(f) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with this Agreement's terms and the respective terms of the Ancillary Documents to be executed and delivered by it, except as enforcement may be limited by applicable bankruptcy laws, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law;

(g) it has not sold, assigned, transferred, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, any Claim of any nature whatsoever released or settled pursuant to this Agreement;

(h) no promise, inducement or agreement not expressed herein has been made in connection with this Agreement;

(i) to the extent that it deemed it necessary and desirable, it independently received appropriate, adequate, and competent technical, economic and legal and other advice with respect to this Agreement and the Ancillary Documents, and has not relied upon any technical, economic, legal or other advice provided to it by any other Party with respect hereto;

(j) it is represented by competent counsel with respect to this Agreement, the Ancillary Documents and all matters covered herein or therein;

(k) it has been fully advised by said counsel with respect to its rights and obligations and with respect to the execution of this Agreement and the Ancillary Documents; and

(l) the execution and delivery of this Agreement by it, and the performance of its obligations hereunder, will not (i) violate any material law, statute, rule or regulation applicable to it, (ii) violate any order of any governmental authority applicable to it, or (iii) result in a default under any provision of any indenture, credit agreement, or other agreement relating to repayment of borrowed money or any guarantee of the foregoing.

7.2 Required Votes. The Los Angeles City Council and the Long Beach City Council have not yet had an opportunity to conduct the required votes on whether to approve this Agreement. Accordingly, this Agreement is executed by counsel for each of these Parties subject to such approval. Not later than five (5) Business Days after each such vote is taken, counsel for each of these Parties shall certify the results of their respective votes in writing to each of the other Parties to this Agreement, and these writings shall be appended to and made a part of this Agreement. The results of these votes must be certified no less than ten (10) Business Days prior to the Closing Date.

7.3 Sempra Parties. Each of the Sempra Parties represents and warrants as of the date hereof, and as of the Closing Date, as follows:

(a) Reasonably Equivalent Value. The Sempra Parties have determined that the fair market value of all Consideration the Sempra Parties are providing to the Settling Claimants and the Settlement Fund is reasonably equivalent to the fair market value of all Consideration, including releases, received by the Sempra Parties pursuant to this Agreement from the Settling Claimants.

(b) Solvency. Before and after giving effect to the transactions contemplated by this Agreement, (i) its financial condition is and will be such that the fair value of its assets exceeds the sum of its debts, (ii) it has not incurred and will not have incurred, and does not intend to incur, debts beyond its ability to pay as they become due, and (iii) it has and will have sufficient capital to conduct its business affairs.

7.4 Class Representatives. Each Settling Claimant represents and warrants as of the date hereof, and as of the Closing Date, as follows:

(a) Reasonably Equivalent Value. He, she or it has reviewed this Agreement with Class Counsel, or other counsel and consultants and experts as he, she or it deems appropriate, and that he, she or it has determined the fair market value of all Consideration being provided to the Sempra Parties and Released Sempra Parties by such Settling Claimant or the Class he, she or it represents, including releases, is reasonably equivalent to the fair market value of all Consideration received therefor, for his, her or its own benefit and on behalf of the Class he, she or it represents, pursuant to this Agreement from the Sempra Parties.

(b) Solvency. Before and after giving effect to the transactions contemplated by this Agreement, (i) his, her or its financial condition is and will be such that the fair value of his, her or its assets exceeds the sum of his, her or its debts, (ii) he, she or it has not incurred and will not have incurred, and does not intend to incur, debts beyond his, her or its ability to pay as they become due, and (iii) he, she or it has and will have sufficient capital to conduct his her or its business affairs.

7.5 Survival of Representations and Warranties. The representations and warranties of the Parties set forth in Paragraphs 7.1 through 7.4 of this Agreement shall survive the Closing Date indefinitely.

8. COVENANTS AND OTHER AGREEMENTS.

8.1 Allocation and Distribution of Consideration. The Parties agree that the Class Plaintiffs will apportion the respective Consideration for their Classes among their respective Class members, subject to Court approval, in accordance with the terms of an Allocation Agreement to be separately negotiated among and between themselves. The Sempra Parties shall have no responsibility for, and no liability whatsoever with respect to, the allocation, and the Sempra Parties take no position with respect to such matters. Nothing contained within Paragraph 8.1 or the Allocation Agreement shall constitute a condition precedent to the effectiveness of this Agreement.

8.2 Clawback. If, under any applicable state or federal law, all or any part of any Consideration paid or delivered to any of the Settling Claimants by a Sempra Party is subsequently invalidated or set aside, then, to the extent Settling Claimants are required to return or refund any Consideration, the Settling Claimants' Claims against the Sempra Parties shall be reinstated only to the extent of, and not to exceed, the value of the avoided Consideration, but shall remain subject to the applicable state or federal law.

8.3 Legal Fees. Class Counsel may submit one or more applications to the Class Action Court for an award of attorneys' fees and litigation expenses, including the fees of experts and consultants and the cost of any notice and all claims administration expenses ("Costs") in any Class Action impacted by this Agreement, which shall be paid solely out of the Consideration contemplated by Paragraph 4.1(a) of this Agreement. Any such attorneys' fees and Costs so awarded shall, subject to Court approval, be paid to the applicant(s) from the Settlement Fund within five (5) Business Days after the Closing, or such later date as might be approved by the Court. Notwithstanding the foregoing, after entry of any order(s) awarding attorneys' fees and Costs by the Class Action Court and final approval of this Agreement by the Class Action Court, Class Counsel may be paid from the Settlement Fund in a manner directed by the Court, in the aggregate up to 50% of the attorneys' fees and 100% of the Costs so awarded on the thirty-first (31st) Business Day following the final approval of this Agreement by the Class Action Court and the remaining 50% of the attorneys' fees so awarded may be paid from the Settlement Fund on the first anniversary of the date of the first payment; provided, however, that each law firm and/or attorney receiving any such payment shall provide the Sempra Parties with a Letter of Credit, issued on terms acceptable to Sempra Parties, equal to 110% of the amount of the payment. In the event that a terminating event occurs pursuant to Paragraph 10.1, or the judgment approving the class settlement or the order making the attorneys' fee and/or Cost award is reversed or modified on appeal or fails to become final for any reason, and, in the event that Class Counsel have been paid or reimbursed to any extent, then, within five (5) Business Days from the date Class Counsel are given notice that such terminating event has occurred, or within five (5) Business Days following such reversal or modification, they shall restore to the Settlement Fund the attorneys' fees and Costs previously paid to them in full, or in any amount consistent with such reversal or modification, plus interest thereon (at the same rate then earned on 90-day United States Treasury Bills) through the date of such restoration. If such restoration is not made in full within such five (5) Business Day period, SE, on behalf of the Sempra Parties, shall thereupon be fully authorized to immediately negotiate one or more drafts upon the Letter of Credit for a sum equal to the amount not so restored.

8.4 Settlement Fund.

(a) Qualified Settlement Fund. The Parties intend that the Settlement Fund shall be established pursuant to a court order , and agree to treat the Settlement Fund as being, at all times a single "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. Further, the Parties, as appropriate, shall jointly and timely make the "relation-back election" (as provided for in Treas. Reg. Section 1.468B-1(j)(2)) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in the applicable Treasury Regulations.

(b) Duties of Administrator. For the purposes of Section 468B of the Internal Revenue Code of 1986, as amended, and Treas. Reg. Section 1.468B-2(k)(3), the "administrator" shall be a party appointed by the Settling Claimants (the "Administrator"). The Administrator shall timely and properly file or cause to be filed all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(k)(1) and Treas. Reg. Section 1.468B-2(1)). Such returns shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund.

(c) Payment of Taxes and Other Expenses. All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund ("Taxes"), and (ii) expenses and costs incurred in connection with the operation and implementation of the Settlement Fund (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) tax returns ("Tax Expenses")), shall be paid out of the Settlement Fund. Further, Taxes and Tax Expenses shall be timely paid by the Administrator out of the Settlement Fund without prior order from the Class Action Court, and the Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)). All Parties to this Agreement agree to cooperate with the Administrator, each other, and the Settlement Fund's tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Paragraph. The Parties acknowledge that the Sempra Parties shall have no liability for payment of Taxes or Tax Expenses to the Settlement Fund.

8.5 No Assignment of Released Claims. Each Settling Claimant hereby covenants and agrees that it has not assigned and will not assign or transfer, or purport to assign or transfer, to any person or entity, including, without limitation, any of its Affiliates or Subsidiaries, any Claim it is releasing pursuant to this Agreement.

8.6 Frazees to Represent California Class. Each of the Sempra Parties and the Settling Claimants acknowledge and agree that (a) Jennifer and John Frazee may apply to the California Superior Court for the County of San Diego to serve as representatives of the settlement Class and (b) no objections to the adequacy of such representation shall be raised.

9. EVENTS OF DEFAULT AND REMEDIES.

9.1 Events of Default. Upon the occurrence and continuance of any one of the following events (each an "Event of Default"), the Designated Representative may, at its option, upon prior notice to the Sempra Parties and a reasonable opportunity to cure, accelerate the Deferred Payments, making the entire amount thereof (discounted for present value at a discount rate of seven (7) percent) immediately due and payable:

(a) the failure by the Sempra Parties to pay any installment of the Deferred Payments within forty-five (45) Business Days after the date on which such amount is due and notice of such failure and reasonable opportunity to cure has been provided; and

(b) if any Deferred Payments remain outstanding, the dissolution, winding-up, assignment of substantially all assets, or liquidation of SE;

provided, however, that the events set forth in clauses (a) or (b) above shall not constitute an Event of Default if, in connection with any such event, an Investment Grade Person assumes, and agrees in writing to be bound by the terms of, this Agreement with respect to the Deferred Payments.

9.2 DISPUTES TO BE DECIDED BY REFEREE. EACH SEMPRA PARTY AND EACH OF THE SETTLING CLAIMANTS, AND THEIR ASSIGNEES OR SUCCESSORS, EXPRESSLY AND VOLUNTARILY AGREE THAT IN THE EVENT OF DISPUTE ARISING OUT OF THIS PARAGRAPH 9, OR ANY DOCUMENTS RELATING TO PAYMENT AND PERFORMANCE OF THE CONSIDERATION IN THIS AGREEMENT, THE TRIAL COURT CONTEMPLATED BY PARAGRAPH 12.14, SHALL, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, REFER THE CASE FOR RESOLUTION BY A NEUTRAL REFEREE WITHOUT TIES TO ANY PARTY, WHO SHALL HEAR AND DETERMINE ALL OF THE ISSUES OF FACT AND LAW IN THE ACTION, SITTING WITHOUT A JURY, AND WHOSE JUDGMENT SHALL BE TREATED AS THE DECISION OF THE TRIAL COURT, WITH THE PARTIES PRESERVING FULL APPELLATE RIGHTS. EACH PARTY, THEIR ASSIGNEE OR SUCCESSOR, AGREES THAT IT SHALL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION WHERE A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND/OR WHERE THE OTHER ACTION CANNOT BE ADJUDICATED BY THE REFEREE. THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NOTHING IN THIS PARAGRAPH 9.2 SHALL DIVEST THE CLASS ACTION COURT FROM THEIR CONTINUING JURISDICTION OVER THE ACTIONS LISTED IN ATTACHMENT C OR THIS AGREEMENT.

9.3 Cost of Collection and Enforcement. If after a Referee contemplated by Paragraph 9.2 has issued a final judgment finding that an Event of Default has occurred, after all appeals and/or the time for all appeals of such judgment has expired, the Sempra Parties agree to pay to the Designated Representative, within thirty (30) days after written demand is sent to the Sempra Parties by the Designated Representative, all reasonable costs of collection and attempted collection of the Consideration as ordered by the Referee and as included in any final judgment. Such reasonable expenses can include: (a) those reasonable expenses incurred or paid to protect, preserve, collect, take possession of, or otherwise secure Consideration, (b) reasonable expenses of dealing with any person or entity in any bankruptcy proceeding, (c) reasonable expenses incurred by the Settlement Fund for its reasonable attorneys' and paralegal fees, disbursements, and costs, all at such rates and with respect to such reasonable services as the Settlement Fund may elect to pay (as such rates may vary from time to time during the course of the performance of such services), and (d) the reasonable costs of appraisers, investment bankers, and other experts that may be retained by the Settlement Fund in connection with such collection efforts.

10. TERMINATION.

10.1 Termination Events. This Agreement and the transactions contemplated hereby may be terminated as follows:

(a) All Parties (Mutual Written Consent). This Agreement may be terminated at any time by the mutual written consent of the Settling Claimants and the Sempra Parties, with approval of the Class Action Court.

(b) Sempra Parties. The Sempra Parties, in their sole discretion, may terminate this Agreement (i)(A) pursuant to the provisions of Paragraph 3.4 herein; or (B) if they do not receive timely proof of the Required Votes as contemplated by Paragraph 7.2; or (C) if the Class Action Court does not make a determination that this Agreement was entered into in good faith as provided in Paragraph 3.2(d), or such determination is reversed by any appellate court; or (ii) if there has been a material misrepresentation, a material breach of warranty, or a material failure to comply with any covenant or agreement on the part of any of the Settling Claimants with respect to their representations, warranties, covenants or agreements set forth herein, and such misrepresentation, breach, or failure to comply has not been cured in all material respects within ten (10) Business Days of receipt by the Designated Representative from the Sempra Parties of written notice thereof; or (iii) if any Claims against the Sempra Parties are reinstated under Paragraph 8.2 of this Agreement; or (iv) if the Class Action Court (as defined in the Nevada Settlement Agreement) shall not have issued final orders approving the Nevada Settlement Agreement as fair and reasonable and otherwise in compliance with the class action laws of Nevada, or such approval is reversed on appeal. Notwithstanding the foregoing, reversal accompanied by remand for additional findings or otherwise for further consideration by the trial court shall not be a basis for termination, unless and until the reversal takes effect as a final disposition.

(c) Settling Claimants. The Settling Claimants or their designee(s) may terminate this Agreement prior to the Closing Date if there has been a material misrepresentation, a material breach of warranty, or a material failure to comply with any covenant or agreement on the part of any of the Sempra Parties with respect to their representations, warranties or covenants set forth herein, and such misrepresentation, breach, or failure to comply has not been cured in all material respects within ten (10) Business Days of receipt by the Sempra Parties from the Designated Representative of written notice thereof.

(d) Method of Termination. The terminating party must exercise the option to withdraw from and terminate this Agreement, as provided in this Paragraph, by providing written notice to the other Parties no later than thirty (30) days after receiving notice of the event prompting the termination.

10.2 Effect of Termination.

(a) If the Agreement is terminated pursuant to Paragraphs 3.4 or 10.1 then:

(i) this Agreement shall be null and void and shall have no force or effect, and no party to this Agreement shall be bound by any of its terms, except for the terms of this Paragraph 10;

(ii) this Agreement, all of its provisions, and all negotiations, statements, and proceedings relating to it shall be without prejudice to the rights of any Party, all of whom shall be restored to their respective positions existing before the execution of this Agreement, except the Parties to the Class Actions agree that because the jury will be discharged upon the filing of the motion for preliminary approval of the Agreement a new trial may commence before a new jury. The Parties to the Class Actions specifically agree that the Stipulation shall remain in full force and effect in any new trial. The Parties will request a scheduling conference with the San Diego Superior Court to request a reasonable schedule for any renewed proceedings;

(iii) If this Agreement is terminated and Sempra Generation has already begun unilaterally discounting collections under the CDWR Contract pursuant to Paragraph 4.1(b), nothing in this Agreement shall prevent the Sempra Parties from subsequently collecting the discounted amounts from the CDWR.

(iv) the Sempra Parties and their current and former directors, officers, employees, agents, attorneys and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Actions, including (without limitation) any applicable statutes of limitation and the argument that the Actions may not be litigated as class actions, that the Class should not be certified and preemption;

(v) Class Plaintiffs and the other Parties and their current and former predecessors, successors, heirs, agents and assigns expressly and affirmatively reserve all arguments in support of, all claims that have been or might later be asserted in the Actions;

(vi) neither this Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever; and

(vii) any order or judgment entered in any of the Actions after the date of execution of this Agreement will be deemed vacated, will not be admissible in any Action, and will be without any force or effect.

(b) If this Agreement is terminated pursuant to Paragraph 10.1(b)(ii), then the Sempra Parties shall have all rights available to them at law or in equity, including, without limitation, the right to specific performance in addition to the rights available under Paragraph 10.2(a).

(c) If this Agreement is terminated pursuant to Paragraph 10.1(c), then the Settling Claimants or their designees shall have all rights available to them at law or in equity, including, without limitation, the right to specific performance.

(d) In addition to the provisions of clauses (a), (b) and (c) above, if this Agreement is terminated pursuant to any provision of this Agreement for any reason, then all amounts paid by the Sempra Parties into the Settlement Fund, including accrued interest, shall be returned to the Sempra Parties within ten (10) Business Days after such termination.

11. NOTICE.

11.1 Form of Notice and Addresses. All notices required or permitted under this Agreement shall be in writing to the other Party and shall be delivered in person, by facsimile, by overnight mail, or by registered or certified mail, to the Parties at the following addresses and facsimile numbers:

If to the Sempra Parties:

General Counsel
Sempra Energy
101 Ash Street
San Diego, California 92101

If to a Settling Claimant or the Designated Representative:

Thomas V. Girardi, Esq.
Girardi & Keese
1126 Wilshire Blvd.
Los Angeles, CA 90017

Walter J. Lack, Esq.
Engstrom, Lipscomb & Lack
10100 Santa Monica Blvd., 16th Floor
Los Angeles, CA 90067

Brad Baker, Esq.
Baker, Burton & Lundy
515 Pier Avenue
Hermosa Beach, CA  90254-388

11.2 Date of Delivery. Any notice required or permitted under this Agreement shall: (a) if delivered in person, be deemed to have been given or made at the time of delivery; (b) if sent via certified or registered mail, be deemed to have been given or made on the date of receipt; and (c) if sent by facsimile or other similar form of communication, be deemed to have been given or made on the first Business Day following the day on which it was sent.

11.3 Address Changes. The Sempra Parties and the Designated Representative may each give written notice of a change of address in the same manner described in Paragraph 11.1, in which event all subsequent written communications shall be given to that Party at the changed address or addresses.

12. GENERAL PROVISIONS.

12.1 Admissions. The Sempra Parties, and each of them, expressly and vigorously deny any wrongdoing alleged in any of the Actions and do not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against them in any of the Actions. To the contrary, this Agreement is reached to end the expense and uncertainty of on-going litigation, notwithstanding the Sempra Parties' view that the Actions are without merit. The Parties agree that the terms of this Agreement reflect a good-faith settlement of all Parties hereto, reached voluntarily after consultation with experienced legal counsel. Neither this Agreement nor the settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of the Actions listed is Attachment C, any Released Claim, or of any wrongdoing or liability of any of the Sempra Parties or Released Sempra Parties; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Sempra Parties or Released Sempra Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (c) shall be offered in evidence or alleged in any pleading, directly or indirectly, by any Party. In no event shall the Agreement, any of its provisions or any negotiations, statements or court proceedings relating to them or the settlement contained herein in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in any action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce this Agreement. Without limiting the foregoing, this Agreement, the settlement contained herein, any related negotiations, statements and documents delivered hereunder, and any court and regulatory proceedings shall not be construed as, offered as, received as, used as or deemed to be evidence of or an admission or concession of any liability or wrongdoing whatsoever on the part of any Sempra Party, or as a waiver by any Sempra Party of any applicable argument or defense. The Parties to this Agreement, and any other party entitled to enforce this Agreement, may use and file this Agreement and/or orders and judgments related hereto from the Actions in any other action that has been or may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Parties and their counsel agree that this Agreement is without prejudice to class certification issues or any other issues concerning the defendants in the Actions who are not a Released Sempra Party.

12.2 Amendments. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the Parties hereto. No waiver of any provision of this Agreement nor consent to any departure therefrom by any Party shall be effective unless the same shall be in writing and signed by the Sempra Parties, with respect to any waiver or consent requested by the Designated Representative, and by the Designated Representative with respect to any waiver or consent requested by a Sempra Party. In either case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that without the approval of the Class Action Court no amendment, waiver or consent shall do any of the following: (i) subject the Class Settling Claimants to any additional obligations; (ii) reduce any amount payable to Classes from the Settlement Fund by more than five thousand dollars ($5,000.00); (iii) postpone for more than ninety (90) days any date fixed for any payment in respect of any amount payable to the Settlement Fund for the benefit of any Class; or (iv) change any definition or provision of this Agreement affecting the Classes.

12.3 Attachments. The Attachments A through D to this Agreement are hereby made a part of this Agreement. Any conflict between the terms contained in the main body of this Agreement and any Attachment hereto shall be controlled by the terms contained in the main body of this Agreement.

12.4 Confidentiality. Subject to any SEC and stock exchange disclosure requirements, each of the Parties, and their respective representatives, agree that they shall keep and maintain this settlement and Agreement, the individual provisions hereof, the existence of this Agreement and settlement and the matters contemplated herein (collectively, "Confidential Settlement Information") in strict confidence, and shall not transmit, reveal, disclose or otherwise communicate any such information prior to the filing on the application for preliminary approval of this Agreement to any third party without the prior written consent of the other Parties; provided that any information that would otherwise constitute Confidential Settlement Information that is required to be publicly disclosed by a Party pursuant to its SEC and stock exchange disclosure requirements shall not be deemed to be Confidential Settlement Information for purposes of this Agreement once disclosed pursuant to those obligations. Consistent with the above provisions, the Parties, and their respective counsel, agree to cooperate in good faith with respect to the timing and content of any initial press releases or public announcements of this settlement and Agreement. The Sempra Parties and Settling Claimants agree that their initial press release or public announcement concerning the settlement and Agreement will be released at the same time, and that such time shall not be during market hours of the New York Stock Exchange. Notwithstanding the foregoing, the Parties and their counsel, and each of them, agree, to the extent permitted by law, that all agreements made and orders entered during the course of the Actions relating to the confidentiality of information, including any protective orders issued by the Class Action Court, shall survive this Agreement. The Parties agree that these confidentiality and disclosure provisions are a material part of the Agreement and that any breach of these confidentiality provisions will constitute a material breach of this Agreement. The Parties further agree to cause their respective agents, employees, Affiliates, officers, directors, attorneys, partners, auditors and other representatives to comply with these restrictions.

12.5 Construction of Agreement. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against any Party, regardless of who drafted or was principally responsible for drafting the Agreement or any specific terms or conditions hereof. This Agreement shall be deemed to have been drafted by all Parties, and no Party shall urge otherwise.

12.6 Cooperation. The Parties (a) acknowledge that it is their intent to consummate and, where necessary, obtain judicial approval for this Agreement; and (b) agree to cooperate, from the date of the execution hereof until the Closing Date, to the extent necessary to effectuate and implement all terms and conditions of this Agreement and to exercise their best efforts to accomplish the terms and conditions of this Agreement. This cooperation shall include, without limitation, each Party, at its own expense, taking all necessary action to satisfy as to itself the conditions precedent in Paragraph 3 pertaining to it, and, to the extent reasonably required, cooperating with each other Party to secure the consents and satisfy the conditions precedent enumerated in Paragraph 3 hereof; working together cooperatively to obtain all judicial, administrative, and regulatory approvals necessary to ensure the enforceability of the stipulations provided for in this Agreement; the execution of such instruments of conveyance, assignment, transfer and delivery, release and waiver as may be required to implement and consummate the terms of this Agreement; the provision of submissions, stipulations and other filings with courts and regulatory agencies; and the provision of such additional documents or taking of such other action as any Party may reasonably request to effectuate the terms of this Agreement.

12.7 Costs. Except as otherwise provided herein, each Party shall bear its own costs in connection with the negotiation, execution, administration, and enforcement of this Agreement.

12.8 Counterparts. This Agreement may be executed in multiple original and/or facsimile counterparts, each of which, when taken together, shall constitute a duplicate original, and each such duplicate original is equally admissible in evidence and shall be deemed to be one and the same instrument. With the exception of the confidentiality provisions of Paragraph 12.4, this Agreement shall not take effect until each Party has signed a counterpart.

12.9 Enforcement of Agreement. This Agreement may be pleaded as a full and complete defense to any action filed in which a Released Claim is asserted. The Parties, their respective counsel or any other member of the Class may file this Agreement in any proceeding brought to enforce any of its terms or provisions. The Parties further agree that their respective duties and obligations hereunder may be specifically enforced through an action seeking equitable relief or a petition for writ of mandamus by the Party or Parties for whose benefit such duty or obligation is to be performed, but no breach of any duty or obligation by any Party hereunder shall entitle any other Party to rescind or terminate this Agreement, except as provided expressly herein. In any such action, and in any action to enforce the provisions of this Agreement, the prevailing party shall recover its reasonable attorneys' fees and costs.

12.10 Governing Law. This Agreement and any Ancillary Documents shall be governed by and interpreted according to the laws of the state of California.

12.11 Headings. The headings in this Agreement are for convenience only. They in no way limit, alter or affect the meaning of this Agreement.

12.12 Integration. This Agreement, together with its Attachments, all other documents, instruments, and agreements delivered in connection herewith or therewith constitute the entire agreement among the Parties with respect to the subject matter hereof, and no representations, warranties or inducements have been made to any Party concerning this Agreement other than the representations, warranties and covenants contained and memorialized in such documents.

12.13 Mistakes of Fact or Law. In entering and making this Agreement, the Parties assume the risk of any mistake of fact or law. If the Parties, or any of them, should later discover that any fact they relied upon in entering this Agreement is not true, or that their understanding of the facts or law was incorrect, then the Parties shall not be entitled to seek rescission of this Agreement by reason thereof. This Agreement is intended to be final and binding upon the Parties regardless of any mistake of fact or law.

12.14 Retention of Jurisdiction. Pursuant to California Code of Civil Procedure section 664.6, the Class Action Court shall retain jurisdiction over the settlement embodied by this Agreement to enforce the provisions of this Agreement with respect to Settling Claimants in the Class Actions.

12.15 Successors and Assigns. This Agreement shall be binding upon and for the benefit of any of the Parties and their successors and assigns. Nothing in this Agreement shall be construed or interpreted to impart any rights or obligations to any third party (other than a permitted successor or assignee bound to this Agreement), except as specifically provided herein.

12.16 Time of the Essence. Time shall be of the essence for purposes of construing and enforcing this Agreement.

12.17 No Waivers. The failure of any Party hereto to enforce any condition or provision in this Agreement at any time shall not be construed as a waiver of that condition or provision unless such waiver is in writing and signed by the waiving Party, nor shall it forfeit any rights to future enforcement thereof.

12.18 Validity. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect.

ACCEPTED AND AGREED:
Dated: _____________________	GIBSON, DUNN & CRUTCHER LLP

By: _________________________________

Robert E. Cooper

Attorneys for SEMPRA ENERGY, SAN DIEGO GAS AND ELECTRIC COMPANY, the SOUTHERN CALIFORNIA GAS CO., SEMPRA GENERATION (F/K/A SEMPRA ENERTY RESOURCES), SEMPRA ENERGY SOLUTIONS, SEMPRA ENERGY POWER I and SEMPRA ENERGY SALES, L.L.C

Dated: _____________________	STROOCK & STROOCK & LAVAN
By: _________________________________ Alan Z. Yudkowsky Attorneys for SEMPRA ENERGY TRADING CORP.
Dated: _____________________

ENGSTROM, LIPSCOMB & LACK
O'DONNELL & SHAEFFER LLP
LAW OFFICES OF M. BRIAN McMAHON
GIRARDI & KEESE
ASTRELLA & RICE P.C.
BAKER, BURTON & LUNDY, P.C.
LAW OFFICES OF J. TYNAN KELLY

By: _________________________________

Pierce O'Donnell

Attorneys for CONTINENTAL FORGE CO.; ANDREW and ANDREA BERG, individually and dba WAVE LENGTH HAIR PRODUCTIONS, and GERALD J. MARCIL; THE CITY OF LONG BEACH, UNITED CHURCH RETIREMENT HOMES, LONG BEACH BRETHREN MANOR; ROBERT LAMOND; SIERRAPINE LTD; DOUGLAS AND VALERIE WELCH; FRANK AND KATHLEEN STELLA; JOHN CLEMENT MOLONY; THE CITY OF LOS ANGELES; SIERRAPINE, LIMITED and THE PEOPLE OF THE STATE OF CALIFORNIA

Dated: _____________________

LAW OFFICES OF M. BRIAN McMAHON

By: _________________________________

M. Brian McMahon

Attorneys for THE CITY OF LONG BEACH, THE PEOPLE OF THE STATE OF CALIFORNIA, UNITED CHURCH RETIREMENT HOMES, LONG BEACH BRETHREN MANOR, and ROBERT LAMOND

Dated: _____________________	MICHAEL J. PONCE DOUGLAS A. STACEY By: _________________________________ Attorneys for DOUGLAS AND VALERIE WELCH AND FRANK AND KATHLEEN STELLA
Dated: _____________________	LONG BEACH CITY ATTORNEY By: _________________________________ Robert E. Shannon Attorneys for THE CITY OF LONG BEACH, THE PEOPLE OF THE STATE OF CALIFORNIA

Dated: _____________________

LOS ANGELES CITY ATTORNEY
ROCKARD DELGADILLO
EDWARD J. PEREZ
DONALD I. KASS

By: _________________________________

Rockard Delgadillo

Attorneys for THE CITY OF LOS ANGELES, THE PEOPLE OF THE STATE OF CALIFORNIA

Dated: _____________________	By: _________________________________ Frank Komin Title: _________________________________ THUMS Long Beach Company, a California corporation

Dated: ______________________

ZELLE, HOFMANN, VOELBEL, MASON & GETTE LLP
LAW OFFICES OF FRANCIS O. SCARPULLA
COOPER & KIRKHAM, P.C.
THE FURTH FIRM LLP
LIEFF, CABRASER, HEIMANN & BERNSTEIN, LLP
KRAUSE & KALFAYAN
THE MOGIN LAW FIRM P.C.
LAW OFFICES OF HOYT E. HART
FINKELSTEIN, THOMPSON & LOUGHRAN

By: _________________________________

Barry Himmelstein

Attorneys for MARK AND SUSAN BENSCHEIDT, dba MADERA WASH DEPOT and COUNTRYWOOD LAUNDROMAT, CELINA MARTINEZ, H & M ROSES, INC., LAURENCE UYEDA and DAN L. OLDER

ATTACHMENT A

Structural Changes to Utility Operations
  Intrastate Gas Transmission and Storage
    No later than 6 months after final approval of the Settlement Agreement, SoCalGas and SDG&E will seek CPUC approval of the following structural proposals:
      Integration of the gas transmission facilities of SoCalGas and SDG&E so they are operated as one system. SoCalGas and SDG&E will initially seek a single rate for the use of these facilities. Future ratemaking for these facilities will be subject to regular review and revision in BCAP proceedings before the CPUC.
      Cost-based natural gas tariffs for services provided by SoCalGas' and SDG&E's intrastate transmission and distribution facilities, subject to regular review and revision in BCAP proceedings.
      Continuation of the current revenue balancing mechanisms for SoCalGas' and SDG&E's transmission and distribution revenues.
      Firm, tradable receipt point rights for access to both the utilities' combined intrastate transmission system and the underground storage facilities of SoCalGas. Such rights will enable firm rights holders to receive gas at contractual receipt points and to transport it anywhere on the SoCalGas and SDG&E system.
      A secondary market for firm receipt point access rights and storage capacity rights administered by SoCalGas. Such mechanism will enable firm rights holders to trade their firm receipt point access rights and firm storage capacity rights, separately and in whole or in part, on a permanent or short-term basis.
      An imbalance trading program for use by customers.
      An electronic bulletin board (EBB) administered by SoCalGas through which the secondary market for firm receipt point access rights, storage capacity, and imbalance trading will function. The EBB will provide, at a minimum, the following features:
        Index of contractual access rights specifying, for each customer, the firm receipt points and associated capacity rights, and the terms thereof.
        Index of contractual storage rights specifying, for each customer, the storage inventory capacity, daily withdrawal and injection capacity rights, and the terms thereof.
      SoCalGas and SDG&E will recover in customer rates all reasonable costs of establishing and maintaining firm receipt point access and storage rights, a secondary market for such rights, an imbalance trading program, and the related EBB.
    SoCalGas will post the following information on its EBB:
      Weekly net hub position, weekly hub volumes loaned, and weekly hub volumes parked.
      Withdrawal schedules for all hub volumes parked and repayment schedules for all hub volumes loaned.
      Planned and actual service outages.
      Daily total physical storage inventory positions.
      Weekly physical core storage inventory positions.
    Expansion
      SoCalGas will conduct an open season no less frequently than every three years for expansion of its receipt points and related backbone transmission system. As a part of each open season, SoCalGas will provide information as to the costs and incremental rate associated with incremental expansions from each receipt point. If the open season results indicate that certain customers are willing to pay for expansions, SoCalGas will seek CPUC approval to make those expansions. The customer or shipper paying for such an incremental expansion will have the right to increase its access rights to correspond to the additional receipt point and intrastate capacity associated with the expansion.
  Natural Gas Procurement
    No later than 6 months after final approval of the Settlement Agreement, SoCalGas and SDG&E will seek CPUC approval of the following natural gas procurement proposals:
      SoCalGas core physical storage inventory targets will be established for each month during the April-October injection season.
      The core procurement programs of SoCalGas and SDG&E will be combined and managed under a single core procurement department. The combined procurement function will be subject to the GCIM, as modified by items 4 through 12, below.
      SDG&E's procurement of natural gas for generation will operate separately from the core procurement function and will be subject to separate CPUC review and approval processes.
      No later than January 31 each year, SoCalGas and SDG&E will submit Advice Letters detailing their core procurement plans, including winter hedging plans, to the CPUC for pre-approval. Such plans will cover the 12 -month period from April 1 of the current year through March 31 of the following year, and will provide specific upfront criteria and standards that SoCalGas and SDG&E will comply with for all their natural gas procurement activity for core customers ("Gas Plans").
      Prior to submitting the Gas Plans, SoCalGas and SDG&E will review their proposed plans with a Procurement Review Group. The Procurement Review Group (Gas PRG) will be composed of representatives of non-market participants, as is the case for the current electric PRGs. Members of the Gas PRG will have access to all relevant materials, including confidential data, subject to appropriate non-disclosure agreements.
      Members of the Gas PRG, as well as any other market and non-market participants, will have the right to submit independent comments to the CPUC either supporting or opposing the annual Gas Plans of the utilities, in whole or in part. Market participants will only have access to redacted materials.
      The Gas Plans contained in the utility Advice Letters will become effective on April 1, subject to any changes ordered by the CPUC.
      The CPUC's Energy Division will, no less than annually, review SoCalGas's and SDG&E's procurement activities for compliance with the adopted Gas Plans, and report their findings to the CPUC.
      Transactions that followed the approved Gas Plans will be deemed reasonable per se. Any transaction identified as not being compliant with the approved Gas Plans will be promptly reviewed for reasonableness using the CPUC's "reasonable manager" standard.
      If the Energy Division finds an apparent deviation from an approved Gas Plan, the utility will be provided an opportunity to respond and explain how the actions comply with the approved plan.
      The CPUC will promptly set hearings, if necessary, and issue a decision containing its findings regarding the utilities' compliance with their Gas Plans no later than nine months following the submission of the annual plans. For example, a decision regarding compliance during the April, 2007 - March, 2008 period will be issued by December 31, 2008.
      SoCalGas and SDG&E will consult at least quarterly with the Gas PRGs regarding the activities conducted pursuant to their current Gas Plans, as well as the development of future Gas Plans.
  Separation of Functions and Information-Sharing Requirements
    The SoCalGas Gas Operations function will be operationally and physically separate from any commodity procurement function.
    SoCalGas and SDG&E will comply with all merger Remedial Measures limiting communications and information sharing between Gas Operations and Gas Acquisition.
    SoCalGas and SDG&E will comply with all merger Remedial Measures and CPUC Affiliate Transaction Rules governing relations with affiliates.
    SoCalGas will continue to maintain an EBB that is an interactive same-day reservation and information system.
    The utilities will continue to perform their own risk management activities and will not take service from Sempra Energy's risk management department. Utility procurement-related data used to calculate value at risk (VAR) and counter-party credit information will not be shared with Sempra Energy's risk management department.

IV. Non-Affected Rules, Tariffs, and Provisions

    All gas market rules, tariffs, and provisions affecting SoCalGas and SDG&E not addressed in this settlement will remain the same, to the extent they do not conflict with the stated requirements of this settlement.
    Recognizing that the SoCalGas and SDG&E cannot bind the CPUC, FERC, or state or federal legislatures, during the settlement term SoCalGas and SDG&E will not propose or support proposals for a period of ten years that undermine the purposes of this settlement. SoCalGas and SDG&E will not, however, be required to disregard or oppose any decision, resolution, or order of the FERC or CPUC or any state or federal legislation.

ATTACHMENT B

Structural Changes re LNG and Gas Operations in Mexico

With respect to the purchase and re-sale of vaporized LNG and other natural gas in the California and proximate markets, Sempra Energy shall cause its applicable subsidiaries ("Sempra Companies") to commit to the following, to the extent permitted by the CRE and other Mexican regulatory authorities, for a period of ten years (or as otherwise set forth herein):

    Sempra Companies shall make available to other parties capacity in the LNG receipt terminal at Energia Costa Azul ("ECA") for receipt, storage, and vaporization of LNG on an interruptible basis under terms of the tariff filed with the CRE.
    Sempra Companies shall sell to SDG&E and SoCal Gas, and SDG&E and /or SoCal Gas shall purchase from the applicable Sempra Companies, all re-gasified LNG from ECA up to 500 MMcf/d that Sempra Companies currently have contractual rights to purchase and that Sempra Companies do not deliver or sell to: (1) CFE; or (2) other Mexican entities. The price shall be indexed to the California Border minus $0.02 with buyer paying any applicable VAT, import fees or other charges or taxes. The delivery point may be either at Otay Mesa and/or Ehrenberg. Such purchases shall be on arms length, customary industry terms. The term of the purchase and sale of gas to SDG&E/SoCal Gas shall be twenty consecutive one-year terms beginning on the date of the first sale and shall be subject to annual CPUC approval. SDG&E/SoCal Gas shall provide not less than ninety (90) days prior written notice of its election to renew for the next succeeding year.
    Sempra Companies shall not hold more firm capacity on North Baja Pipeline and other natural gas pipelines in the State of Baja, Republic of Mexico than appropriate to meet its delivery obligations, which may include make up volumes in excess of normal delivery volumes.
    By April 1, 2007, Baja Norte pipeline shall develop and implement the following processes and procedures:
      Shall keep for five years records of all written requests for service and all agreements for service;
      Post for all firm contracts with affiliates, the name of the shipper, amount of capacity held, and the term of the contract, and the same information for all non-affiliates to the extent permitted by their respective transportation agreements; and
      Post at the end of each day's scheduling process the projected available capacity for the next Gas Day.

ATTACHMENT C

Continental Forge Co. v. Southern California Gas Co., el al. (Los Angeles County Superior Court Case No. BC 237336)

Andrew and Andrea Berg (dba Wave Length Hair Productions) and Gerald J. Marcil v. Southern California Gas Co., et al. (Los Angeles County Superior Court Case No. BC 241951)

City of Los Angeles v. Southern California Gas Co., et al. (Los Angeles County Superior Court Case No. BC 247125)

City of Long Beach, United Church Retirement Homes; Long Beach Brethren Manor, Robert Lamond, v. Southern California Gas Co., et al. (Los Angeles County Superior Court Case No. BC 247114)

Douglas and Valerie Welch and Frank and Kathleen Stella, John Clement Molony v. El Paso Merchant Energy L.P., et al. (San Diego County Superior Court Case No. GIC759425)

Phillip v. El Paso Merchant Energy LP, et al. (San Diego Superior Court Case No. GIC759426)

Natural Gas Anti-Trust Cases I, II, III and IV, Judicial Council Coordination Proceeding No. 4221, 4224, 4226 and 4228, as known by this or any other name and number, including JCCP 4221-00000, and including the THUMS complaint, Case No. JCCP 4221-00019, and also including the coordinated cases commonly referred to as the "pipeline cases," the "indexing cases," "the "gas reporting cases," or by any similar name.

Laurence Uyeda; H&M Roses Inc., et al. v. Centerpoint Energy, Inc., (San Diego County Superior Court Case No. JCCP 4221-00020) (originally filed as San Diego Superior Court Case No. GIC810580)

Mark & Susan Benscheidt, et al. v. AEP Energy Services, Inc., et al., (San Diego County Superior Court Case No. JCCP4221-00021) (originally filed as San Diego Superior Court Case No. GIC825011)

Dan Older, et al. v. Sempra Energy, et al., (San Diego County Superior Court Case No.JCCP 4221-00025) (originally filed as San Diego Superior Court Case No. GIC835457)

ATTACHMENT D

Form of Letter of Credit

DATE: ____________, 2006

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER: _______

BENEFICIARY: SEMPRA ENERGY, a California corporation ____________________ ____________________ _______________ __________________, CALIFORNIA ______ ATTENTION: ____________	APPLICANT _____________________________ _____________________________ _____________________________ _____________________________
AMOUNT USD ______________ ______ MILLION ____ HUNDRED THOUSAND AND NO/100 U.S. DOLLARS
INITIAL EXPIRY DATE: ________________________

THIS LETTER OF CREDIT IS AVAILABLE WITH ___________________, LOS ANGELES, CALIFORNIA, AGAINST PRESENTATION OF THE DOCUMENTS DETAILED HEREIN AND OF YOUR DRAFT(S) AT SIGHT DRAWN ON _____________________, LOS ANGELES, CALIFORNIA BEARING THE CLAUSE "DRAWN UNDER BANK OF ____________________________ LETTER OF CREDIT NUMBER ______."

AT THE REQUEST AND FOR THE ACCOUNT OF ______________________________., C/O BANK OF _________________, __________________, _____ FLOOR, ______________________, CA _____ ________________, ________, __ _____ EFFECTIVE _______ __, 2006, WE ESTABLISH THIS IRREVOCABLE LETTER OF CREDIT _____________ IN THE AGGREGATE AMOUNT OF US $___________ IN FAVOR OF SEMPRA ENERGY, A CALIFORNIA CORPORATION ("BENEFICIARY") AS REFERENCED IN THAT CERTAIN SETTLEMENT AGREEMENT, DATED AS OF JANUARY 4, 2006, EXECUTED BY AND AMONG ON THE ONE HAND, SEMPRA ENERGY, A CALIFORNIA CORPORATION, SOUTHERN CALIFORNIA GAS COMPANY, A CALIFORNIA CORPORATION, AND SAN DIEGO GAS & ELECTRIC COMPANY, A CALIFORNIA CORPORATION, AND, ON THE OTHER HAND, THE "SETTLING CLAIMANTS" (AS DEFINED THEREIN) (AS THE SAME HAS BEEN AND MAY FROM TIME TO TIME HEREAFTER BE SUPPLEMENTED OR AMENDED, THE "SETTLEMENT AGREEMENT").

THIS LETTER OF CREDIT SHALL EXPIRE AT 4:00 P.M. LOCAL TIME IN LOS ANGELES ON ________, 20__.

SUBJECT TO THE PROVISIONS OF THIS LETTER OF CREDIT, DEMANDS FOR PAYMENT UNDER THIS LETTER OF CREDIT MAY BE MADE BY THE BENEFICIARY FROM TIME TO TIME ON OR PRIOR TO THE EXPIRATION DATE BY PRESENTATION, PRIOR TO 4:00 P.M. LOS ANGELES TIME ON ANY BUSINESS DAY, OF YOUR DRAFT IN THE FORM OF ANNEX A DRAWN ON ________________________, _______________________, ____ FLOOR, LOS ANGELES, CA _____, TOGETHER WITH A CERTIFICATE IN THE FORM OF ANNEX B. PAYMENT AGAINST CONFORMING DOCUMENTS PRESENTED UNDER THIS LETTER OF CREDIT SHALL BE MADE AT OR BEFORE 1:00 P.M. LOS ANGELES TIME ON THE NEXT SUCCEEDING BUSINESS DAY. "BUSINESS DAY" MEANS ANY DAY ON WHICH BANKS IN LOS ANGELES, CALIFORNIA OR NEW YORK, NEW YORK ARE NOT AUTHORIZED OR REQUIRED BY LAW TO CLOSE AND ON WHICH THE NEW YORK STOCK EXCHANGE IS NOT CLOSED.

PARTIAL DRAWINGS ARE PERMITTED UNDER THIS LETTER OF CREDIT. ONLY THE BENEFICIARY OR A SUCCESSOR TO WHOM THIS LETTER OF CREDIT HAS BEEN TRANSFERRED MAY MAKE DEMAND FOR PAYMENT UNDER THIS LETTER OF CREDIT. THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY. THIS LETTER OF CREDIT MAY BE TRANSFERRED TO ANY SUBSEQUENT SUCCESSOR IN EACH CASE UPON PRESENTATION TO ________________, OF THE ORIGINAL OF THIS LETTER OF CREDIT ACCOMPANIED BY A CERTIFICATE IN THE FORM OF ANNEX C (A "TRANSFER CERTIFICATE") AND UPON PAYMENT TO _________________________ OF A TRANSFER FEE.

AUTHORIZED SIGNATURE

AUTHORIZED SIGNATURE

ANNEX A

FORM OF DRAFT

AT SIGHT DATE:

PAY TO THE ORDER OF THE AMOUNT OF ($                       ) DRAWN ON _____________________, AS ISSUER OF ITS IRREVOCABLE LETTER OF CREDIT NO ___________, DATED ________ __, 2006.

BENEFICIARY
TO: _________________________ _________________________ ____ FLOOR _________________________, CA ______	BY: NAME: TITLE:

BANK OF ___________________

IRREVOCABLE LETTER OF CREDIT

NO. _____________

_________________

IRREVOCABLE LETTER OF CREDIT

NO. ___________

ANNEX B

FORM OF CERTIFICATE

RE: IRREVOCABLE LETTER OF CREDIT NO. ______

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF THE BENEFICIARY, CERTIFIES AS FOLLOWS TO _________________________, AS ISSUER OF THE ABOVE-REFERENCED LETTER OF CREDIT (THE "LETTER OF CREDIT"):

1. ALL TERMS DEFINED IN THE LETTER OF CREDIT ARE USED IN THIS CERTIFICATE WITH THE SAME MEANINGS.

2. THE UNDERSIGNED IS AUTHORIZED PURSUANT TO THE SETTLEMENT AGREEMENT TO PRESENT THIS CERTIFICATE AND DRAW UPON THE LETTER OF CREDIT.

DATED:

SEMPRA ENERGY, a California corporation

AS BENEFICIARY

BY: ____________________________________

NAME: _______________________________

TITLE: _____________________________

_________________

IRREVOCABLE LETTER OF CREDIT

NO. ___________

ANNEX C

________________________
____________________________
________________________, CA _____

ATTENTION: LETTER OF CREDIT DEPARTMENT

RE: ________________________
LETTER OF CREDIT NO. _________
DATED _____ 2000

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT IN ITS ENTIRETY. WE CERTIFY THAT THE TRANSFEREE IS A PARTY TO THE SETTLEMENT AGREEMENT OR A SUCCESSOR TO A PARTY TO THE SETTLEMENT AGREEMENT.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THIS LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE OF THE LETTER OF CREDIT AND

FORWARD THE LETTER OF CREDIT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED (BANK)	VERY TRULY YOURS, BENEFICIARY
(AUTHORIZED SIGNATURE)	BY: TITLE: